Exhibit 10.3

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of October 2, 2012, is entered into by and between Fuelstream, Inc., a Delaware corporation, (the "Company"), having its address at 510 Shotgun Road Suite 110, Sunrise, FL 33326, and Peak One Opportunity Fund, L.P., a Delaware limited partnership (the "Buyer"), having its address at 100 South Pointe Drive, Suite 2807, Miami Beach, FL 33139.

WITNESSETH:

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

WHEREAS, the Buyer wishes to purchase from the Company, and the Company wishes to sell the Buyer, upon the terms and subject to the conditions of this Agreement, securities consisting of (i) the Company's three Convertible Debentures due three years from the respective dates of issuance (the "Debentures"), each of which are in the form of Exhibit A hereto, which will be convertible into shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"), in the aggregate principal amount of up to Four Hundred Seventy Thousand and 00/100 Dollars ($470,000), and (ii) shares of Common Stock that are currently restricted with a value of up to Forty Seven Thousand and 00/100 Dollars ($47,000) (the "Restricted Stock"), for an aggregate purchase price of up to Four Hundred Twenty Three Thousand and 00/100 Dollars ($423,000), all upon the terms and subject to the conditions of this Agreement, the Debentures, and other related documents;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS; AGREEMENT TO PURCHASE.

a. Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

(i)           "Affiliate" means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

(ii)         "Certificates" means the relevant Debentures duly executed on behalf of the Company and issued in the name of the respective Buyer.

(iii)             "Closing Date" means the date on which one of the three Closings are held, which include the Signing Closing Date, the Filing Closing Date, and the Effective Closing Date.

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(iv)             "Common Stock" shall have the meaning ascribed to such term in the Preamble.

(v)         "Conversion Price" means (x) sixty percent (60%) in the case of the Signing Debenture or Filing Debenture, or (y) seventy-five (75%) percent in the case of the Effective Debenture, of the lowest closing bid price per share (as reported by Bloomberg LP) of Common Stock for the twenty (20) trading days immediately preceding the date of conversion (subject to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events occurring during such 20-day period) of the Debentures.

(vi)             "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Debentures.

(vii)           "Dollars" or "$" means United States Dollars.

(viii)         "Effective Date" means the date that the Registration Statement registering the Shares pursuant to the Registration Rights Agreement is declared effective by the Securities and Exchange Commission (the "SEC"). If more than one Registration Rights Agreement is required to register all of the Shares under the Registration Rights Agreement, then it is the date that the SEC declares the last Registration Statement effective.

(ix)        "Effective Debenture" means the third of three Debentures, in the principal amount of up to $250,000, subject to the condition described in Section 6(c), which is issued by the Company to the Buyer on the Effective Closing Date.

(x)         "Effective Closing Date" shall have the meaning ascribed to such term in Section 6(c).

(xi)             "Escrow Agreement" shall have the meaning ascribed to such term in Section 3(d).

(xii)           "Filing Debenture" means the second of three Debentures, in the principal amount of $100,000, which is issued by the Company to the Buyer at the Filing Closing Date.

(xiii)         "Filing Closing Date" shall have the meaning ascribed to such term in Section 6(b).

(xiv)         "Material Adverse Effect" means a material adverse effect on the business, operations or condition (financial or otherwise), prospects or results of operation of the Company and its Subsidiaries taken as a whole, irrespective of any finding of fault, magnitude of liability (or lack of financial liability) or purported lack of materiality (it being understood that the mere finding of any such violation is in itself material and adverse). Without limiting the generality of the foregoing, the occurrence of any of the following shall be considered a Material Adverse Effect: (i) the threat or commencement of material litigation in which the Company or any Subsidiary is, or has reason to believe it will be, named as a defendant (including in any event products liability claims against the Company or its Subsidiaries), (ii) the suspension or withdrawal of any governmental authority or permit pertaining to any of the Company's or any Subsidiary's products or services, (iii) the loss of any material insurance coverage (including, in

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any case, comprehensive general liability coverage, products liability coverage or directors and officers coverage, in each case an in effect at the time of execution and delivery of this Agreement), (iv) the taking of any adverse action by any Person affecting the Common Stock (including, without limitation, (1) the commencement of any regulatory investigation of which the Company is aware, the suspension of trading of the Common Stock by the Financial Industry Regulation Authority ("FINRA"), the SEC, or the OTC Bulletin Board ("OTCBB"), the failure of the Common Stock to be DTC eligible or the placing of the Common Stock on the DTC "chill list" or (2) the engaging in any market manipulation or other unlawful or improper trading or other activity by any Affiliate), (v) the Company's independent registered accounts shall resign under circumstances where a disagreement exists between the Company, (vi) the Company shall fail to timely file any disclosure document as required by applicable federal or state securities laws and regulations or by the rules and regulations of any exchange, trading market or quotation system to which the Company or the Common Stock is subject, or (vii) Russell Adler, or any other key director, officer or employee of the Company, shall, for any reason (including, without limitation, termination, resignation, retirement, death or disability) cease to act on behalf of the Company in the same role and to the same extent as his or her involvement as of the date of execution and delivery of this Agreement.

(xv)      "Person" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

(xvi)     "Purchase Price" means the price that the Buyer pays for the Debentures and Restricted Stock at each respective Closing, which includes the Signing Purchase Price, the Filing Purchase Price, and the Effective Purchase Price, as such are defined in Sections 6(a), 6(b), and 6(c), respectively.

(xvii)   "Registration Rights Agreement" shall have the meaning ascribed to such term in Section 3(d).

(xviii) "Restricted Stock" shall have the meaning ascribed to such term in the Preamble.

(xix)     "Securities" means the Debentures and the Shares.

(xx)      "Shares" means the Conversion Shares and the Restricted Stock.

(xxi)     "Share Calculation Price" shall have the meaning ascribed to such term in Section 6(a).

(xxii)   "Signing Debenture" means the first of three Debentures, in the principal amount of $120,000, which is issued by the Company to the Buyer at the Signing Closing Date.

(xxiii) "Signing Closing Date" shall have the meaning ascribed to such term in Section 6(a).

(xxiv)  "Subsidiary" shall have the meaning ascribed to such term in Section 3(b).

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(xxv)          "Transaction Documents" means, collectively, this Agreement, the Debentures, the Registration Rights Agreement, the Escrow Agreement, the Transfer Agent Instruction Letter, and the other agreements, documents and instruments contemplated hereby or thereby.

(xxvi)        "Transfer Agent" shall have the meaning ascribed to such term in Section 4(a).

(xxvii)      "Transfer Agent Instruction Letter" shall have the meaning ascribed to such term in Section 5(a).

b. Purchase and Sale of Debentures and Restricted Stock.

(i)            The Buyer agrees to Purchase from the Company, and the Company agrees to sell to the Buyer, the Debentures and Restricted Stock on the terms and conditions set forth below in this Agreement and the other Transaction Documents.

(ii)           Subject to the terms and conditions of this Agreement and the other Transaction Documents the Buyer will purchase the Debentures and the Restricted Stock at certain closings (each, a "Closing") to be held on certain respective Closing Dates.

2. BUYER'S REPRESENTATIONS, WARRANTIES, ETC.

The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

a.    Without limiting the Buyer's right to sell the Shares pursuant to the Registration Statement, the Buyer is purchasing the Restricted Stock and Debentures, and will be acquiring the Conversion Shares, for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.         Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities.

c.    All subsequent offers and sales of the Securities by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration and compliance with applicable states' securities laws.

d.        Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the

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Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

e.       Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Buyer. Buyer and its advisors have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and (2) Quarterly Reports on Form 10- Q for the fiscal quarters ended March 31, 2012 and June 30, 2012 (collectively, the "SEC Documents").

f.       Buyer understands that its investment in the Securities involves a high degree of risk, including the risk of loss of the Buyer's entire investment.

g.      Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

h.      Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered on behalf of the Buyer and create a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

i.        The state in which any offer to purchase shares hereunder was made to or accepted by Buyer is the state shown as the Buyer's address contained herein.

j.        Buyer has no obligation and has made no undertaking to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, or for which the Company could become liable or obligated.

3. COMPANY REPRESENTATIONS AND WARRANTIES, ETC. The Company represents and warrants to the Buyer that:

a.      Concerning the Debentures and the Shares. There are no preemptive rights of any stockholder of the Company to acquire the Debentures or the Shares.

b.      Organization; Subsidiaries; Reporting Company Status. Attached hereto as Schedule 3(b) is an organizational chart describing the Company's majority-owned subsidiaries (the "Subsidiaries") and the relationships among the Company and such Subsidiaries, including as to each Subsidiary its jurisdiction of organization and the percentage of ownership held by the Company, and the parent company of the Company, including the percentage of ownership of the Company held by it. The Company and each Subsidiary is a

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corporation or other form of businesses entity duly organized, validly existing and in good standing under the laws its respective jurisdiction of organization, and each of them has the requisite corporate or other power to own its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The Common Stock is listed and traded on the OTCQB Market of the OTC Markets Group, Inc. (trading symbol: FLST). The Company has received no notice, either oral or written, from FINRA, the SEC, or any other organization, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing.

c. Authorized Shares. The following table sets forth all capital stock and derivative securities of the Company that are authorized for issuance and that are issued and outstanding:

Preferred Stock
Authorized	200
Designated
Issued and Outstanding	200

Common Stock
Authorized	50,000,000
Issued and Outstanding	12,921,297

Common Stock
Equivalents
Plan Options	2,670,000

Warrants	0

Convertible Notes	0

TOTAL COMMON STOCK OUTSTANDING (Fully Diluted)	15,591,297

All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares, assuming the prior issuance and exercise, exchange or conversion, as the case may be, of all

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derivative securities authorized, as indicated in the above table. The Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures, the Shares will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. At all times, the Company shall keep available and reserved for issuance to the holders of the Debentures Common Stock duly authorized for issuance against the Debentures.

d.      Registration Rights Agreement; Escrow Agreement. This Agreement, the Registration Rights Agreement, dated as of the date hereof, between the Company and the Buyer, substantially in the form of Exhibit B annexed hereto (the "Registration Rights Agreement"), the Escrow Agreement, dated as of the date hereof, between the Company, the Buyer, and the Escrow Agent (as defined in the Escrow Agreement) substantially in the form of Exhibit C annexed hereto (the "Escrow Agreement"), and the issuance of the Debentures (including without limitation the incurrence of indebtedness thereunder) and Restricted Stock and the other transactions contemplated by the Transaction Documents, have been duly and validly authorized by the Company, and this Agreement has been duly executed and delivered by the Company. Each of the Transaction Documents, when executed and delivered by the Company, are and will be, valid, legal and binding agreements of the Company, enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

e.       Non-contravention. The execution and delivery of the Transaction Documents, the issuance of the Securities and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Debentures (including without limitation the incurrence of indebtedness thereunder) do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock, except as herein set forth or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer on the part of holders of the Company's securities, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock (if applicable), except such conflict, breach or default which would not have a Material Adverse Effect.

f.       Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entering into and performing this Agreement and the other Transaction Documents (including without limitation the issuance and sale of the Securities to the Buyer as contemplated by this Agreement) except such authorizations, approvals and consents that have been obtained, or such authorizations, approvals and consents, the failure of which to obtain would not have a Material Adverse Effect.

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g.      SEC Filings. None of the SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company timely filed all requisite forms, reports and exhibits thereto with the SEC as required. The Company is not aware of any event occurring on or prior to the execution and delivery of this Agreement that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after such time.

h.      Absence of Certain Changes. Since January 1, 2012, when viewed from the perspective of the Company and its Subsidiaries taken as a whole, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries (including, without limitation, a change or development which constitutes, or with the passage of time is reasonably likely to become, a Material Adverse Effect), except as disclosed in the SEC Documents. Since January 1, 2012, except as provided in the SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

i.        Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Transaction Documents, or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Documents.

i.        Absence of Litigation. Except as described in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Documents. The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could reasonably be expected to have a Material Adverse Effect.

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k. Absence of Events of Default. No Event of Default (or its equivalent term), as defined in the respective agreement, indenture, mortgage, deed of trust or other instrument, to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such document), has occurred and is continuing, which would have a Material Adverse Effect.

1. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the SEC Documents or those incurred in the ordinary course of the Company's business since January 1, 2012, and which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the articles of incorporation, by-laws or any other charter document of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company.

m.    No Integrated Offering. Neither the Company nor any of its affiliates nor any Person acting on its or their behalf has, directly or indirectly, at any time during the six month period immediately prior to the date of this Agreement made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

n.      Dilution. The number of Shares issuable upon conversion of the Debentures may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the market price of the Common Stock declines prior to the conversion of the Debentures. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereby and recognize that they have a potential dilutive effect and further that the conversion of the Debentures and/or sale of the Conversion Shares may have an adverse effect on the market price of the Common Stock. The board of directors of the Company has concluded, in its good faith business judgment that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Debentures is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

n.      Regulatory Permits. The Company has all such permits, easements, consents, licenses, franchises and other governmental and regulatory authorizations from all appropriate federal, state, local or other public authorities ("Permits") as are necessary to own and lease its properties and conduct its businesses in all material respects in the manner described in the SEC Documents and as currently being conducted. All such Permits are in full force and effect and the Company has fulfilled and performed all of its material obligations with

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respect to such Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or will result in any other material impairment of the rights of the holder of any such Permit, subject in each case to such qualification as may be disclosed in the Prospectus. Such Permits contain no restrictions that would materially impair the ability of the Company to conduct businesses in the manner consistent with its past practices. The Company has not received notice or otherwise has knowledge of any proceeding or action relating to the revocation or modification of any such Permit.

p.      Hazardous Materials. The Company is in compliance with all applicable Environmental Laws in all respects except where the failure to comply does not have and could not reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing:

"Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, the environment or any Hazardous Material.

"Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

q.      Independent Public Accountants. Morrill & Associates, LLC, who has certified the consolidated financial statements of the Company, including the notes thereto, included in the Company's Annual Report on Forms 10-K for the year ended December 31, 2011, is an independent registered public accounting firm with respect to the Company, as required by the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

r.       Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

s.       Brokers. No Person (other than the Buyer and its principals, employees and agents) is entitled to receive any consideration from the Company or the Buyer arising from any finder's agreement, brokerage agreement or other agreement to which the Company is a party.

4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

a. Transfer Restrictions. The parties acknowledge and agree that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and,

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except as provided in the Registration Rights Agreement, the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder, (3) at the request of any Buyer, the Company shall, from time to time, within two (2) business days of such request, at the sole cost and expense of the Company, either (i) deliver to its transfer agent and registrar for the Common Stock (the "Transfer Agent") a written letter instructing and authorizing the Transfer Agent to process transfers of the Shares at such time as the Buyer has held the Securities for the minimum holding period permitted under Rule 144 (currently, six (6) months), subject to the Buyer's providing to the Transfer Agent certain customary representations contemporaneously with any requested transfer, or (ii) in the Buyer's option or if the Transfer Agent requires further confirmation of the availability of an exemption from registration, furnish to the Buyer an opinion of the Company's counsel in favor of the Buyer and the Transfer Agent, reasonably satisfactory in form, scope and substance to the Buyer and the Transfer Agent, to the effect that a contemporaneously requested transfer of shares does not require registration under the 1933 Act, pursuant to the 1933 Act, Rule 144 or other regulations promulgated under the 1933 Act and (4) neither the Company nor any other Person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

b.      Restrictive Legend. The Buyer acknowledge and agree that the Debentures, and, until such time as the Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

c.       Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement concurrently with the execution and delivery of this Agreement.

d.      Escrow Agreement. The parties hereto agree to enter into the Escrow Agreement concurrently with the execution and delivery of this Agreement.

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e.    Securities Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to the Buyer required under any United States laws and regulations applicable to the Company (including without limitation state "blue sky" laws), or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

f.    Reporting Status; Public Trading Market; DTC Eligibility. So long as the Buyer beneficially owns any Securities and any Shares are outstanding, (i) the Company shall timely file, prior to or on the date when due, all reports that would be required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act if the Company had securities registered under Section 12(b) or 12(g) of the 1934 Act, (ii) the Company shall not be operated as, or report, to the SEC or any other Person, that the Company is a "shell company" or indicate to the contrary to the SEC or any other Person, (iii) the Company shall take all other action under its control necessary to ensure the availability of Rule 144 under the 1933 Act for the sale of Shares by the Buyer. Except as otherwise set forth in Transaction Documents, the Company shall take all action under its control necessary to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on the OTC Markets, Inc. ("OTCM") at the mid-tier ("OTCQB") or top-tier ("OTCQX"), and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). If, so long as the Buyer beneficially owns any of the Securities, the Company receives any written notice from the OTCM, FINRA, NASD or the SEC with respect to either any alleged deficiency in the Company's compliance with applicable rules and regulations (including without limitation any comments from the SEC on any of the Company's documents filed (or the failure to have made any such filing) under the 1933 Act or the 1934 Act) (each, a "Regulatory Notice"), then the Company shall promptly, and in any event within two business days, provide copies of the Regulatory Notice to the Buyer, and shall promptly, and in any event within five (5) business days of receipt the Regulatory Notice (a "Regulatory Response"), respond in writing to the OTCM, NASD and/or SEC (as the case may be), setting forth the Company's explanation and/or response to the issues raised in the Regulatory Notice, with a view towards maintaining and/or regaining full compliance with the applicable rules and regulations of the OTCM, NASD and/or SEC and maintaining or regaining good standing of the Company with the OTCM, NASD and/or SEC, as the case may be, the intent being to ensure that the Company maintain its reporting company status with the SEC and that its Common Stock be and remain available for trading on the OTCQB or OTCQX (for the avoidance of doubt, excluding the bottom-tier OTC Pink (or, "pink sheets"). Further, at all times when any portion of the Debentures are outstanding or any Restricted Stock is owned by the Buyer, the Common Stock shall be eligible for clearing through the Depository Trust Company ("DTC") via the DTC's "DWAC" system, and the Common Stock shall not be subject to any DTC "chill" designation or similar restriction on the clearing of the Common Stock through DTC.

g.    Use of Proceeds. The Company will use the proceeds from the sale of the Debentures and Restricted Stock (excluding amounts paid by the Company for legal fees in connection with the sale of the Debentures) for working capital purposes. Absent the prior written approval of a majority of the principal amount of the Debentures then outstanding, the Company shall not use any portion of the proceeds of the sale of the Debentures and Restricted Stock to (i) repay any indebtedness or other obligation of the Company incurred prior to the date

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of this Agreement outside the normal course of business, (ii) pay any dividends or redemption amount on any of the Company's equity or equity equivalents or (iii) pay deferred compensation or any compensation to any of the directors or officers of the Company in excess of the rate or amount paid or accrued during the fiscal year ended December 31, 2011, other than modest increases consistent with prior practice that are approved by the Company's Board of Directors.

h.      Available Shares. Commencing on the date of execution and delivery of this Agreement, the Company shall have and maintain authorized and reserved for issuance, free from preemptive rights, that number of shares equal to three hundred percent (300%) of the number of shares of Common Stock (1) issuable based upon the Conversion Price of the then- outstanding Debentures (including accrued interest thereon) as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debenture and (2) issuable to the Buyer on future Closing Dates, based upon the lowest closing bid price per share of the Common Stock on the date before the most recent Closing Date (as reported by Bloomberg LP). Additionally, commencing on the date of execution and delivery of this Agreement, the Company shall seek to implement a reverse stock split if the closing bid price of the Common Stock shall be less than ten cents ($0.10) for twenty (20) consecutive trading days, in a ratio intended to increase the trading price of the Common Stock to a level above ten cents ($0.10) per share. The Company shall monitor its compliance with the foregoing requirements on an ongoing basis. If at any time the Company does not have available an amount of authorized and non-issued Shares required to be reserved and/or the closing bid price is below the threshold stated above, then the Company shall, without notice or demand by the Buyer, call within thirty (30) days of such occurrence and hold within sixty (60) days of such occurrence a special meeting of shareholders, for the sole purpose of increasing the number of shares authorized and/or implementing a reverse split, as the case may be. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of Common Stock authorized and/or implementing the reverse split at the meeting. Members of the Company's Management shall also vote all of their own shares in favor of increasing the number of Common Stock authorized and/or implementing the reverse split at the meeting. If the increase in authorized shares and/or implementation of a reverse split is approved by the stockholders at the meeting, the Company shall implement the increase in authorized shares within one (1) business day following approval at such meeting and/or shall implement the reverse split within ten (10) business days following approval at such meeting. Alternatively, to the extent permitted by applicable law, in lieu of calling and holding a meeting as described above, the Company may, within thirty (30) days of the date when the Company does not have available an amount of authorized and non-issued Shares required to be reserved as described above, or the closing bid price is below the threshold stated above, procure the written consent of stockholders to increase the number of shares authorized, and provide the stockholders with notice thereof as may be required under applicable law (including without limitation Section 14(c) of the 1934 Act and Regulation 14C thereunder). Upon obtaining stockholder approval as aforesaid, the Company shall cause the appropriate increase in its authorized shares of Common Stock within one (1) business day and/or implement the reverse split within ten (10) business days (or as soon thereafter as permitted by applicable law).

i.        Reimbursement. If (i) Buyer, other than by reason of its gross negligence, willful misconduct or breach of law, becomes a party defendant in any capacity in any action or proceeding brought by any stockholder of the Company, in connection with or as a result of the

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consummation of the transactions contemplated by the Transaction Documents, or if the Buyer is impleaded in any such action, proceeding or investigation by any Person, or (ii) any Buyer, other than by reason of its gross negligence, willful misconduct or breach of law, becomes a party defendant in any capacity in any action or proceeding brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if the Buyer is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse the Buyer for its reasonable legal and other expenses (including the cost of any investigation and 'preparation) incurred in connection therewith. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Buyer who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling Persons (if any), as the case may be, of the Buyer and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Buyer and any such Affiliate and any such Person. Except as otherwise set forth in the Transaction Documents, the Company also agrees that neither any Buyer nor any such Affiliate, partners, directors, agents, employees or controlling Persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of the Buyer or from a breach of the representations, covenants and conditions contained herein or from a breach of law.

j.             No New Indebtedness or Liens. So long as any of the Debentures remain outstanding, the Company shall not, absent the prior written consent of the Buyer and (if any person other than the Buyer then holds any portion of the Debenture), the holders of all Debentures then outstanding, enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, or pari passu with, in any respect, the Company's obligations under the Debentures, other than purchase money security interests granted to suppliers to the Company and any of the foregoing that are made in the ordinary course of business of the Company and its Subsidiaries.

k.     No Payments to Affiliates or Related Parties. So long as any of the Debentures remain outstanding, the Company shall not, absent the prior written consent of the holders of all Debentures then outstanding, make any payments to any of the Company's or the Subsidiaries' respective affiliates or related parties, including without limitation payments or prepayments of principal or interest accrued on any indebtedness or obligation in favor of affiliates or related parties.

1. Notice of Material Adverse Effect. The Company shall notify the Buyer (and any subsequent holder of the Debentures), as soon as practicable and in no event later than five (5) business days of the Company's knowledge of any Material Adverse Effect on the Company. For purposes of the foregoing, "knowledge" means the earlier of the Company's actual knowledge or the Company's constructive knowledge upon due inquiry.

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5. TRANSFER AGENT INSTRUCTIONS.

a.       The Company shall at all times while any Debentures are outstanding engage a Transfer Agent. As of the date of this Agreement, the Transfer Agent is Colonial Stock Transfer Company, Inc. Within two (2) business days after the Signing Closing Date and each subsequent Closing Date, the Company will irrevocably instruct its Transfer Agent in writing using the letter substantially in the form of Exhibit D annexed hereto, executed by both the Company and the Buyer on each Closing Date (the "Transfer Agent Instruction Letter"), to (i) reserve that number of shares of Common Stock as is required under Section 4(h) hereof, and (ii) issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the Transfer Agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Buyer or its permitted assigns and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. Periodically, if and to the extent necessary to increase the number of reserved shares to remain at three hundred percent (300%) of the Conversion Amount (as defined in the Debenture) to account for any decrease in the market price of the Common Stock, the Company shall notify the Transfer Agent in writing of the reservation of such additional shares. The Company shall provide the Buyer with a copy of such written instructions to the Company's Transfer Agent simultaneously with the issuance of such instructions to the Transfer Agent. The Company warrants that if the Buyer is not in breach of the representations and warranties contained in this Agreement, no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Converted Shares under the 1933 Act will be given by the Company to the Transfer Agent and that the Converted Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section 5(a) shall affect in any way the Buyer' obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If any Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Converted Shares, instruct the Company's Transfer Agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

b.      (i) The Company will permit the Buyer to exercise their rights to convert the Debentures by telecopying or delivering an executed and completed Notice of Conversion to the Company. The Company will within two (2) business days respond with its endorsement so as to confirm the outstanding principal amount of any Debenture submitted for conversion or shall reconcile any difference with the Buyer promptly after receiving such Notice of Conversion.

(ii) The term "Conversion Date" means, with respect to any conversion elected by the holder of the Debentures, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is given either via mail or facsimile to or otherwise delivered to the Company in accordance with the provisions hereof so that it is received by the Company on or before such specified date.

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(iii) The Company will transmit the certificates representing the Converted Shares issuable upon conversion of any Debentures (together, unless otherwise instructed by the Buyer, with Debentures not being so converted) to the Buyer at the address specified in the Notice of Conversion (which may be the Buyer's address for notices as contemplated by Section 12 hereof or a different address) via express courier, by electronic transfer or otherwise, within five (5) business days if the address for delivery is in the United States and within seven (7) business days if the address for delivery is outside the United States (such fifth business day or seventh business day, as the case may be, the "Delivery Date") after (A) the business day on which the Company has received the Notice of Conversion (by facsimile or other delivery) or (B) the date on which payment of interest and principal on the Debentures, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Debentures, was due, as the case may be.

c.       From and after the date on which the Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the failure to issue unrestricted, freely tradable Conversion Shares to the Buyer upon Conversion shall be considered an Event of Default, which if not cured after ten (10) days, shall entitle the Buyer(s) whose Debentures are being converted to demand that the Debentures held by the Buyer(s) be immediately redeemed in full by a cash payment equal to one hundred forty percent (140%) of the aggregate of the unpaid principal amount of and accrued interest on such Debentures (whether or not the terms of such Debentures expressly permit the redemption thereof). The Company acknowledges that its failure to honor a Notice of Conversion shall cause definable financial hardship on the Buyer(s).

d.      The Company shall inform the Transfer Agent of the reservation of shares contemplated by Section 4(g) and this Section 5, and shall keep current in its payment obligations to the Transfer Agent such that the Transfer Agent will continue to process share transfers and the initial issuance of shares of Common Stock upon the conversion of Debentures. The Company hereby authorizes the Transfer Agent to correspond and otherwise communicate with the Buyer or their representatives in connection with the foregoing and other matters related to the Common Stock. Further, the Company hereby authorizes the Buyer or its representative to provide instructions to the Transfer Agent that are consistent with the foregoing and instructs the Transfer Agent to honor any such instructions. Should the Company fail for any reason to keep current in its payment obligations to the Transfer Agent, the Buyer may pay such amounts as are necessary to return the Company to good standing with the Transfer Agent, and all amounts so paid shall be promptly reimbursed by the Company. If not so reimbursed within thirty (30) days, such amounts shall, at the option of the Buyer and without prior notice to or consent of the Company, be added to the principal amount due under the Debenture(s) held by the Buyer, whereupon interest will begin to accrue on such amounts at the rate specified in the Debentures.

e.       The Buyer shall be entitled to exercise its conversion privilege with respect to the Debentures notwithstanding the commencement of any case under 11 U.S.C. §101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of the Buyer's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. §362 in respect of the conversion of the Debentures. The Company agrees, without cost or expense to the Buyer, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

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6. CLOSINGS.

a.       Promptly upon the execution and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Signing Debenture (the "Signing Closing Date"), (A) the Company shall deliver to the Buyer the following: (i) Restricted Stock in a number equal to $12,000 divided by (x) the closing bid price per share of the Common Stock on the Signing Closing Date (as reported by Bloomberg LP), or (y) the average closing bid price per share of the Common Stock on the five days before the Signing Closing Date (as reported by Bloomberg LP), whichever is lower (the "Share Calculation Price") (or, alternatively, an irrevocable letter of instructions to the Transfer Agent providing for the issuance to the Buyer of such shares of Restricted Stock, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company); (ii) the Signing Debenture; (iii) the Company Legal Opinion; (iv) the Transfer Agent Instruction Letter; (v) duly executed counterparts of the Transaction Documents; (vi) an officer's certificate of the Company confirming the accuracy of the Company's representations and warranties contained herein; and (vii) any fees and shares of Common Stock due under Section 13 of this Agreement; and (B) the Buyer shall deliver to the Company the following: (i) $108,000 (the "Signing Purchase Price") and (ii) duly executed counterparts of the Transaction Documents (as applicable).

b.      Within ten (10) business days following the Company's filing of the Registration Statement registering the Shares, pursuant to the Registration Rights Agreement (the "Filing Closing Date"), (A) the Company shall deliver to the Buyer the following: (i) Restricted Stock in a number equal to $10,000 divided by the Share Calculation Price (or, alternatively, an irrevocable letter of instructions to the Transfer Agent providing for the issuance to the Buyer of such shares of Restricted Stock, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company); (ii) the Filing Debenture; (iii) the Company Legal Opinion, provided that a Company Legal Opinion need not be delivered at the Filing Closing Date if the Company has previously delivered to the Buyer a "blanket" legal opinion covering the Restricted Stock and Debentures to be issued at the Filing Closing Date and the Company has not been notified by its counsel that such opinion has been withdrawn or modified; (iv) an amendment to the Transfer Agent Instruction Letter instructing the Transfer Agent to reserve that number of shares of Common Stock as is required under Section 4(h) hereof, if necessary; (v) an officer's certificate of the Company confirming the accuracy of the Company's representations and warranties contained herein; and (vi) and any fees and shares of Common Stock due under Section 13 of this Agreement; and (B) the Buyer shall deliver to the Company the following: (i) $90,000 (the "Filing Purchase Price") and (ii) duly executed counterparts of the Transaction Documents (as applicable).

c.       Within thirty (30) calendar days following the Effective Date (the "Effective Closing Date"), (A) the Buyer shall deliver to the Company the following: (i) up to $225,000, at Buyer's sole discretion, which the Company may reject all or part of (the amount that Buyer delivers to the Company on the Effective Closing Date, minus the part thereof that the Company rejects constituting the "Effective Purchase Price"); and (ii) duly executed counterparts of the Transaction Documents (as applicable); and (B) the Company shall deliver to the Buyer the following: (i) the Effective Debenture, having a principal amount equal to the Effective Purchase Price divided by 0.9 (the "Effective Debenture Principal Amount"); (ii) Restricted Stock in a number equal to 10% of the Effective Debenture Principal Amount divided by the Share

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Calculation Price (or, alternatively, an irrevocable letter of instructions to the Transfer Agent providing for the issuance to the Buyer of such shares of Restricted Stock, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company); (iii) the Company Legal Opinion, provided that a Company Legal Opinion need not be delivered at the Effective Closing Date if the Company has previously delivered to the Buyer a "blanket" legal opinion covering the Restricted Stock and Debentures to be issued at the Effective Closing Date and the Company has not been notified by its counsel that such opinion has been withdrawn or modified; (iv) an amendment to the Transfer Agent Instruction Letter instructing the Transfer Agent to reserve that number of shares of Common Stock as is required under Section 4(h) hereof, if necessary; (v) an officer's certificate of the Company confirming the accuracy of the Company's representations and warranties contained herein; and (vi) and any fees and shares of Common Stock due under Section 13 of this Agreement.

d. Each Closing shall be deemed to occur on the related Closing Date at the office of the Buyer's counsel, Anslow & Jaclin, LLP, 475 Park Avenue South, 28th Floor, New York, NY 10016, and shall take place no later than 5:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.

7. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The Company's obligation to sell the Debentures to the Buyer pursuant to this Agreement on each Closing Date is conditioned upon:

a.         Delivery to the Company of good funds as payment in full of the Purchase Price for the Debentures and Restricted Stock at each Closing in accordance with this Agreement;

b.         The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date; and

c.         There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

8. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

The Buyer's obligation to purchase the Restricted Stock and Debentures at the Closing is conditioned upon:

a.         The execution and delivery of this Agreement, the Registration Rights Agreement, and the Escrow Agreement by the Company;

b.         Delivery by the Company to the Buyer of the Debentures and Restricted Stock to be purchased in accordance with this Agreement;

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c.    Delivery by the Company to the Buyer of an opinion of counsel to the Company, substantially in the form attached hereto as Exhibit E and dated as of the Closing Date (the "Company Legal Opinion") or if such Company Legal Opinion is a "blanket" opinion covering the Restricted Stock and Debentures to be issued on such Closing Date, a prior date;

d.   The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

e.    There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

f.    From and after the date hereof to and including the Closing Date, (i) the trading of the Common Stock shall not have been suspended by the SEC, FINRA, or the NASD and trading in securities generally on OTCM shall not have been suspended or limited, nor shall minimum prices been established for securities traded on the OTCM; (ii) there shall not have occurred any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the Debentures.

9. GOVERNING LAW; MISCELLANEOUS.

a.       This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City and County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Documents.

b.      Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

c.       This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d.      All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e.       A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

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f.       This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

g.      The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

h.      If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

i.        This Agreement may be amended only by the written consent of a majority in interest of the holders of the Debentures and an instrument in writing signed by the Company.

j.        This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

10. NOTICES.

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

a.       the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

b.      the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

c.       the third business day after mailing by next-day express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY:	Fuelstream, Inc.
510 Shotgun Road Suite 110
Sunrise, FL 33326
Email: russell@fuel-stream.com
Attention: Russell B. Adler, Chief Executive Officer

With copies to (which shall not constitute notice):

Kenneth I. Denos
Kenneth I. Denos P.C.
11650 South State Street, Suite 240
Draper, Utah 84 020
(801) 816-2511
Fax: (801) 816-2599
kdenos@denoslaw.com

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BUYER:	Peak One Opportunity Fund, L.P.
100 South Pointe Drive, Suite 2807
Miami Beach, FL 33139
Fax No. 305-531-2287
Attention: Jason Goldstein

With copies to (which shall not constitute notice):

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204 Manalapan, NJ 07726
Fax No. 732-577-1188
Attention: Gregg E. Jaclin, Esq.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company's representations and warranties herein shall survive for so long as any Debentures are outstanding and any shares of Restricted Stock are held by the Buyer, whichever is later, and shall inure to the benefit of the Buyer, its successors and assigns.

12.  FEES; EXPENSES.

a.       The Company shall pay to Peak One Investments, LLC a non-accountable fee (the "Due Diligence Fee") of $10,000 and 15,000 shares of Restricted Stock to cover the expenses and analysis performed in connection with the analysis of the Company and the propriety of the Buyer's making the contemplated investment, it being understood and agreed that the Company has not disclosed, and shall not disclose, any material nonpublic information in connection with such due diligence analysis.

b.      The Company will pay the legal fees of the Buyer's counsel (the "Legal Fees") in the amount of $10,000 and will also pay 100% of the disbursements actually incurred by counsel to the Buyer and invoiced by such on top of such. The Company further agrees to pay the reasonable legal fees of the Buyer's counsel incurred after the Signing Closing Date incurred in connection with the Transaction Documents (including enforcement of the Company's obligations or the exercise of the Buyer's remedies thereunder) or, if requested by the Buyer, review of the Registration Statement (including review and comment on drafts thereof and advice concerning sales of Registrable Securities (as defined in the Registration Rights Agreement)).

c.       The Company will pay the Due Diligence Fee, Legal Fees and issue the required number of shares of Restricted Stock on the Signing Closing Date. In furtherance of the foregoing, in that connection, the Company hereby authorizes the Buyer to deduct such amounts from the Purchase Price and transmit same to the respective payee. Notwithstanding the foregoing, if for any reason any such Closings do not occur, then the Company shall remain liable to pay the Due Diligence Fee and Legal Fees as provided in Sections 13(a) and (b). The

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Company shall pay disbursements of the Buyer's legal counsel and legal fees incurred after the Signing Closing Date within ten (10) days of invoice therefor.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer and the Company as of the date first set forth above.

COMPANY:

FUELSTREAM, INC.

By: ______________________________

Name: Russell B. Adler

Title: President

BUYER:

PEAK ONE OPPORTUNITY FUND, L.P.

By: Peak One Investments, LLC, General Partner

By: ______________________________

Name: Jason Goldstein

Title: Managing Member

[Signature Page to Securities Purchase Agreement]

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Exhibit A FORM OF DEBENTURE

Exhibit B FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C FORM OF ESCROW AGREEMENT

Exhibit D FORM OF TRANSFER AGENT INSTRUCTION LETTER

Exhibit E FORM OF OPINION OF COUNSEL